Exhibit (b)(1)

BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED ONE BRYANT PARK NEW YORK, NY 10036	BARCLAYS CAPITAL 745 SEVENTH AVENUE NEW YORK, NY 10019	RBC CAPITAL MARKETS ROYAL BANK OF CANADA ONE LIBERTY PLAZA NEW YORK, NY 10006	HSBC BANK USA, N.A. HSBC SECURITIES (USA) INC. 452 FIFTH AVENUE NEW YORK, NY 10018

CONFIDENTIAL

December 15, 2010

Axcan Intermediate Holdings Inc.

c/o Axcan Pharma Inc.

597 Laurier Boulevard

Mont-Saint-Hilaire, Quebec J3H 6C4

Attention: Steve Gannon

Project Fort

Second Amended and Restated Commitment Letter

Ladies and Gentlemen:

You (“you” or the “Borrower”) have advised each of Bank of America, N.A. (“Bank of America”), Royal Bank of Canada (“Royal Bank”), Barclays Bank PLC (“Barclays”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), RBC Capital Markets1 (“RBCCM”), HSBC Bank USA, N.A. (“HSBC Bank”), HSBC Securities (USA) Inc. (“HSBC Securities”) and Barclays Capital, the investment banking division of Barclays (“Barclays Capital” and, collectively, “we”, “us” or the “Commitment Parties”), that a newly created wholly owned direct or indirect subsidiary of the Borrower organized under the laws of The Netherlands (“Newco”), formed at your direction, intends to commence a tender offer (the “Offer”) to acquire all of the common stock of a company previously identified to the Commitment Parties as “Fort”, a company organized under the laws of the Netherlands (the “Company”). You have further advised us that, in connection with the foregoing, you and the Company intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summaries of Principal Terms and Conditions attached hereto as Exhibits B and C (collectively, the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”). This Second Amended and Restated Commitment Letter, upon acceptance by you, amends, restates and supersedes and replaces in its entirety as of the date first above written the Amended and Restated Commitment Letter dated November 30, 2010 among the parties hereto, and such Amended and Restated Commitment Letter dated November 30, 2010, upon acceptance by you, shall be of no further force or effect.

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

1. Commitments.

In connection with the Transactions, (a) (i) each of Bank of America, Royal Bank, HSBC Bank and Barclays (each an “Initial Revolving Lender” and, collectively, the “Initial Revolving Lenders”) is pleased to advise you of its several, but not joint, commitment and agreement to consent and vote 100% of the Existing Revolving Credit Commitments (and related loans) now or hereafter held by it (and shall use commercially reasonably efforts to cause its affiliates to consent and vote 100% of the Existing Revolving Credit Commitments (and related loans) now or hereafter held by such affiliate) to approve the Amendment, including to extend the maturity of such Existing Revolving Credit Commitments (and related loans), and (ii) each of Bank of America, Royal Bank and Barclays is pleased to advise you of its several, but not joint, commitment to use commercially reasonable efforts to purchase and assume additional Existing Revolving Credit Commitments (and related loans) at the then prevailing market price, not to exceed par, from lenders under the Existing Credit Agreement to the extent necessary to have the Amendment approved in accordance with the requirements of the Existing Credit Agreement such that the maturity of at least $99.0 million of aggregate Existing Revolving Credit Commitments (and related loans) shall have been extended as set forth in Exhibit B (inclusive of Existing Revolving Credit Commitments (and related loans) held by HSBC Bank), provided that none of Bank of America, Royal Bank nor Barclays shall be required to hold greater than $25.0 million of aggregate Existing Revolving Credit Commitments, or (b) in the alternative, each of the Initial Revolving Lenders is pleased to advise you of its several, but not joint, commitment to provide (i) $25.0 million of the aggregate principal amount of the New Revolving Facility in the case of each of Bank of America, Royal Bank and Barclays, respectively, and (ii) $24.0 million in the case of HSBC Bank, in each case, with respect to the foregoing clause (b), of the aggregate principal amount of the New Revolving Facility, subject only to the conditions provided in Section 6 of this Commitment Letter.

In addition, in furtherance of the foregoing, each of Bank of America, Royal Bank, HSBC Bank and Barclays agrees that it shall not assign or novate any Existing Revolving Commitment (and related loans) held on the date hereof or hereafter acquired by it (and shall use its commercially reasonable efforts to cause its affiliates, not to assign or novate any Existing Revolving Commitment held on the date hereof or hereafter acquired by such affiliate) to any person until the earlier of (i) the termination of the commitments hereunder and (ii) the Closing Date (as defined below).

In connection with the Transactions, each of Bank of America, Royal Bank, Barclays and HSBC Bank (each an “Initial Bridge Lender” and, collectively, the “Initial Bridge Lenders”; and the Initial Bridge Lenders together with the Initial Revolving Lenders, collectively, the “Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide (a) 28-1/3% of the Bridge Facility in the case of each of Bank of America, Royal Bank and Barclays, respectively, and (b) 15% in the case of HSBC Bank, in each case, of the aggregate principal amount of the Bridge Facility, subject only to the conditions provided in Section 6 of this Commitment Letter.

2. Titles and Roles.

It is agreed that (a) with respect to the Amendment and, if applicable, the New Revolving Facility, (i) each of MLPF&S, RBCCM, HSBC Securities and Barclays Capital will act as a co-lead arranger (each a “Revolving Facility Lead Arranger” and, collectively, the “Revolving Facility Lead Arrangers”), (ii) each of MLPF&S, RBCCM, HSBC Securities and Barclays Capital will act as a joint bookrunner, (iii) Bank of America will act as administrative agent and collateral agent (in such capacity, the “Revolving Administrative Agent”), (iv) RBCCM will act as the syndication agent, and (v) Barclays and HSBC Bank will act as the co-documentation agents; and (b) with respect to the Bridge Facility, (i) each of MLPF&S, RBCCM, HSBC Securities and Barclays Capital will act as a co-lead arranger (each. a

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“Bridge Lead Arranger” and, collectively, the “Bridge Lead Arrangers”; and together with the Revolving Facility Lead Arrangers, the “Lead Arrangers”), (ii) each of MLPF&S, RBCCM, HSBC Securities and Barclays Capital will act as a joint bookrunner, (iii) Bank of America will act as administrative agent and collateral agent (in such capacity, the “Bridge Administrative Agent”), (iv) RBCCM will act as syndication agent, and (v) Barclays and HSBC Bank will act as the co-documentation agents. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in connection with the Facilities unless you and we shall so agree; provided, that MLPF&S shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Revolving Facility (including the Amendment), and the Bridge Facility and will hold the roles and responsibilities conventionally understood to be associated with such name placement.

3. Syndication.

The Lead Arrangers intend and reserve the right, both prior to and after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments in respect of the New Revolving Facility and the Bridge Facility hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers in consultation with you and reasonably acceptable to (a) in the case of the New Revolving Facility, the Revolving Facility Lead Arrangers and you and (b) in the case of the Bridge Facility, the Bridge Lead Arrangers and you (in each case, your consent not to be unreasonably withheld, delayed or conditioned), and you agree to provide the Initial Lenders with a period of 15 business days (as “business days” is defined in the Share Purchase Agreement) following the date of delivery of the Information Memorandum (as defined below) that includes the financial statements described in paragraph 6 in Exhibit D attached hereto in a form customarily delivered in connection with senior secured bank financings to syndicate the Facilities (provided such 15-business day period shall not include the period from and including December 22, 2010 to and including January 3, 2010); provided that (a) we agree not to syndicate our commitments to certain banks, financial institutions and other institutional lenders or to competitors of the Borrower, the Company and their respective subsidiaries that have in each case been specified to us by you in a list in writing as of November 30, 2010 (“Disqualified Lenders”) and (b) notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, (i) no assignment of commitments of any Initial Lender on or prior to the date of the consummation of the Transactions with the proceeds of the initial funding under the Facilities (and/or the Notes, to the extent issued in lieu of the Bridge Facility or a portion thereof) (the date of such funding, the “Closing Date”) shall reallocate, reduce or release such Initial Lender’s obligation to fund its entire commitment in the event any assignee of such Initial Lender shall fail to do so on the Closing Date and (ii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities (or upon the solicitation of, or receipt of consents or votes for the Amendment) and in no event shall the commencement or successful completion of syndication of the Facilities (or the effectiveness of the Amendment) constitute a condition to the availability of the Facilities on the Closing Date. The Lead Arrangers may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set

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forth in the preceding paragraph). Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter) of the Facilities is achieved (or, with respect to the New Revolving Facility, the Amendment Approval shall have been obtained) and (ii) the 60th day following the Closing Date (such earlier date, the “Syndication Date”), you agree actively to assist the Lead Arrangers in completing a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts (and the Amendment) benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and to the extent practical and appropriate, the Company’s existing lending and investment banking relationships, (b) direct contact between senior management, appropriate representatives and appropriate advisors of you, on the one hand, and the proposed Lenders and rating agencies, on the other hand (and your using commercially reasonable efforts to ensure such contact between senior management of the Sponsor, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your assistance (and your using commercially reasonable efforts to cause the Company and the Sponsor to assist) in the prompt preparation of the Information Materials and other customary offering and marketing materials to be used in connection with the syndication (and the Amendment), (d) using your commercially reasonable efforts to (i) procure, at your expense, prior to the launch of the general retail syndication of the Facilities (or launch of the Amendment), ratings for each of the Facilities and the Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and (ii) maintain your public corporate credit rating (including after giving effect to the Transactions) from each of S&P and Moody’s, (e) the hosting by your senior officers, with the Lead Arrangers, of a reasonable number of meetings of prospective Lenders (or, with respect to the Amendment, lenders under the Existing Credit Agreement holding Existing Revolving Credit Commitments) at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause certain senior officers of the Sponsor to be available for such meetings and rehearsal therefor) and (f) your ensuring that there shall be no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you, the Company or any of your or their respective subsidiaries being offered, placed or arranged (other than the Facilities, the Amendment, the Notes or any indebtedness of the Company and its subsidiaries permitted to be incurred pursuant to the Share Purchase Agreement) without the prior written consent of the Commitment Parties, if such issuance, offering, placement or arrangement would materially impair the primary retail syndication of the Facilities or the offering of the Notes. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the obtaining of the ratings referenced above shall not constitute a condition to the commitments hereunder or the funding or availability of the Facilities on the Closing Date.

The Revolving Administrative Agent shall manage, in consultation with you, the Amendment approval process, and the Revolving Lead Arranger shall use commercially reasonable efforts to obtain the consent and affirmative vote for the Amendment from the lenders under the Existing Credit Agreement holding Existing Revolving Credit Commitments. The Lead Arrangers, in their capacities as such, will manage and control, in consultation with you, all aspects of any syndication of the Facilities, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld, delayed or conditioned) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause the Company and the Sponsor to assist in preparing and providing) to us all customary information with respect to you, your subsidiaries, the Acquired Businesses and the Transactions, including all financial information and projections prepared by you

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(including financial estimates, projections, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities and the Amendment. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation.

You hereby acknowledge that (a) the Commitment Parties will make available Information (as defined below), Projections and other offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Facilities and the Amendment (the “Information Memoranda”) (such Information, Projections, other offering and marketing material and the Information Memoranda, collectively, with the Term Sheets, the “Information Materials”) to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to you, the Company, your or its respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to your or the Company’s securities. If requested by the Lead Arrangers, you will assist us in preparing additional versions of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, Borrower shall, and shall use commercially reasonable efforts to cause the Company to, provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, the Borrower shall, and shall use commercially reasonable efforts to cause the Company to, provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC” (it being understood that you shall not be under any obligation to mark Information Materials as “PUBLIC”).

You agree that the Lead Arrangers, on your behalf, may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders, such as lender meeting invitations, bank allocations and funding and closing memoranda, (b) term sheets and notifications of changes to the Facilities’ terms and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Facilities. If you advise us in writing (including by email) that any of the foregoing items should be distributed only to Private Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you.

4. Information.

You hereby represent and warrant that, (a) all written information and written data (such information and data, other than the Projections and other than information of a general economic or general industry nature, the “Information”) with respect to you, your subsidiaries, the Company and the Acquired Businesses, that has been or will be made available to any Commitment Party directly or indirectly by you, or by any of your representatives (including the Sponsor) on your behalf in connection with the transactions contemplated hereby (which information shall be to the best of your knowledge to the extent it relates to the Company and its subsidiaries and business), when taken as a whole, is or will be, when furnished, true and correct in all material respects and does not or will not, when furnished,

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contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to any Commitment Party by you or by any of your representatives (including the Sponsor) on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (or, with respect to the Information relating to the Acquired Businesses, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that, such representations and warranties will be correct in all material respects under those circumstances (or in the case of Information with respect to the Acquired Businesses, such that, to the best of your knowledge, such representations and warranties will be correct in all material respects under those circumstances). In issuing their respective commitments and in arranging and syndicating the Facilities, you recognize and confirm that each of the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

5. Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Commitment Parties to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in (i) the Second Amended and Restated Structuring Fee Letter between the Borrower and MLPF&S dated as of the date hereof and delivered herewith and (ii) the Second Amended and Restated Fee Letter dated the date hereof and delivered herewith with respect to the Facilities ((i) and (ii) collectively, the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as otherwise agreed in writing by the parties hereto.

6. Conditions Precedent.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the commitments of the Initial Lenders hereunder to fund and make available the Facilities on the Closing Date (and to vote for the Amendment and purchase Existing Revolving Credit Commitments) and the agreements of the Commitment Parties to perform the services described herein are subject solely to the conditions set forth in the sections entitled “Conditions to Initial Borrowings” in Exhibit B and “Conditions to Borrowings” in Exhibit C hereto, as applicable, and the conditions set forth in Exhibit D hereto (such conditions collectively, the “Specified Conditions”), and other than the Specified Conditions, there are no other conditions (implied or otherwise) thereto. Upon satisfaction (or waiver) of the Specified Conditions, the initial funding of the Facilities shall occur and the Revolving Facility shall be fully available (except to the extent (i) with respect to the Bridge Facility, Notes are issued in lieu of the Bridge Facility or a portion thereof and (ii) with respect to the Revolving Facility, subject to the limitations on the amount loans made on the Closing Date set forth under the section entitled “Availability” in Exhibit B).

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Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Company and the Acquired Businesses the making or accuracy of which shall be a condition to the funding or availability of the Facilities on the Closing Date shall be (A) such of the representations made by the Company with respect to the Company and the Acquired Businesses in the Share Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Share Purchase Agreement as a result of a breach of such representations in the Share Purchase Agreement and (B) the Specified Representations (as defined below) made in the Facilities Documentation (clauses (A) and (B) collectively, the “Closing Date Representations”) and (ii) the terms of the Facilities Documentation and the Amendment shall be in a form such that they do not impair the funding or availability of the Facilities on the Closing Date if the applicable Specified Conditions are satisfied (it being understood that, to the extent any Guarantee, lien search or security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than (1) Guarantees by domestic subsidiaries of the Borrower (to the extent required by Exhibits B and C) that are guarantors under the Existing Credit Agreement and the Existing Secured Notes, (2) Uniform Commercial Code (“UCC”) lien searches and (3) the pledge and perfection of the security interests (x) in the equity securities of the Borrower and of any domestic subsidiaries of the Borrower (to the extent required by Exhibits B and C) that are guarantors under the Existing Credit Agreement and the Existing Secured Notes as of the date hereof, and (y) in other Collateral with respect to which a lien may be perfected solely by the filing of a financing statement under the UCC) after your use of commercially reasonable efforts to do so and without undue burden or expense, then the provision of such Guarantee, lien search and/or Collateral (or perfection of a security interest therein) shall not constitute a condition precedent to the funding or availability of the Facilities or Amendment on the Closing Date, but instead (I) in the case of any material wholly owned domestic subsidiaries of the Company, Guarantees (to the extent required by Exhibits B and C) and the pledge and perfection of the security interests in the equity securities of such material wholly owned domestic subsidiaries of the Company that are Guarantors, shall be required to be delivered substantially concurrently with the closing of the Transactions (or such longer period as may be reasonably agreed by the applicable Administrative Agent) and (II) otherwise shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent under the applicable Facilities and the Borrower acting reasonably (and in any event within 90 days after the Closing Date or such longer period as may be reasonably agreed by the applicable Administrative Agent). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Facilities Documentation (or the Amendment) relating to requisite power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the entering into and performance of the Facilities Documentation (or the Amendment); organization and good standing of the Borrower, solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; no conflicts of Facilities Documentation (or the Amendment) with organizational documents or the Existing Secured Notes Indenture, the indenture governing the Existing Unsecured Notes, and the indenture governing the Notes; Federal Reserve margin regulations; the Investment Company Act; PATRIOT Act; subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral; and the status of the Facilities and the guarantees thereof as senior debt. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

The definitive documentation for the Revolving Facility (the “Revolving Facility Documentation”) and the Bridge Facility (the “Bridge Facility Documentation”) shall (a) be consistent with the Term Sheet applicable to such Facility and contain only those conditions precedent, mandatory prepayments, representations, warranties, affirmative and negative covenants, financial covenants (if any) and events of default expressly set forth in the Term Sheet applicable to such Facility (subject only to the

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exercise of any “market flex” expressly provided in the Fee Letter), (b) except as explicitly set forth in the applicable Term Sheet or otherwise agreed by the Borrower, in the case of (i) the Revolving Facility, be no less favorable to the Borrower than the Existing Credit Agreement and the related Loan Documents (as defined in the Existing Credit Agreement, collectively, the “Existing Loan Documents”) and (ii) the Bridge Facility, no less favorable to the Borrower than the Senior Secured Notes Indenture, dated as of February 25, 2008 (as amended, modified or supplemented from time to time prior to the date hereof, the “Existing Secured Notes Indenture”), among the Borrower, the guarantors listed therein and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, governing the Borrower’s 9.25% Senior Secured Notes due 2015 (the “Existing Secured Notes”), in each case, with such increases in baskets and thresholds and modifications to materiality, qualifications and other limitations and exceptions to reflect (i) the Transactions, (ii) the larger size and business, and increased operational requirements, of the Borrower and its subsidiaries after giving effect to the Transactions and (iii) the ability to refinance the Existing Secured Notes and the 12.75% Senior Notes due 2016 of the Borrower (the “Existing Unsecured Notes”) at or any time prior to maturity, and (c) be negotiated in good faith by the Borrower and the Lead Arrangers to finalize such documentation, in accordance with the Certain Funds Provisions, as promptly as practicable after the acceptance of this Commitment Letter. To the extent any of the Closing Date Representations are qualified by or subject to “material adverse effect”, the definition thereof shall be “Material Adverse Effect” as defined in the Share Purchase Agreement for purposes of any representations and warranties made or to be made on, or as of, the Closing Date (or a date prior thereto). This paragraph and the provisions herein are referred to as the “Documentation Principles”.

7. Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the Facilities Documentation, you agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, directors, employees, agents, advisors, other representatives and controlling persons of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person on demand for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if reasonably necessary, of a single separate local counsel in each appropriate jurisdiction (which may include a single separate special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest (as reasonably determined by the Indemnified Person affected by such conflict) where such Indemnified Party informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees or controlling persons (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s

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controlled affiliates under this Commitment Letter, the Term Sheets, the Fee Letter or the Facilities Documentation or (iii) any Proceeding that does not involve an act or omission by you or any of your controlled affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision) and that is brought by an Indemnified Person against any other Indemnified Person; provided that the Revolving Administrative Agent and the Bridge Administrative Agent, each in its capacity as such under the applicable Facilities, shall remain indemnified in respect of such disputes to the extent otherwise entitled to be so indemnified, and (b) only if the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s due diligence expenses, syndication expenses, travel expenses and reasonable and documented fees, disbursements and other charges of one counsel to all the Commitment Parties identified in the Term Sheets and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and, in the case of an actual or perceived conflict of interest (as reasonably determined by the Indemnified Person affected by such conflict) where such Indemnified Party informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld, delayed or conditioned)), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”).

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees or controlling persons (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Investors, the Company or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation.

You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

8. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

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You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Borrower, the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof. With respect to such securities and/or financed instruments held by any Commitment Party, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holders of such rights in such Commitment Party’s sole discretion.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and you, and we and our affiliates have no obligation to disclose such interests to you by virtue of any fiduciary, advisory or agency relationship. You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, the Company, your and their respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and their respective management, stockholders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate and you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Fee Letter. You further acknowledge and agree that you are responsible for

10

making your own independent judgment with respect to such transactions and the process leading thereto. You agree on behalf of yourself and your subsidiaries that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

9. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of the Commitment Parties (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to the Investors, and to your and any of the Investors’ officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders on a confidential and need-to-know basis, (b) if the Commitment Parties provide their prior written consent to such proposed disclosure, (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure) or (d) in enforcing your rights with respect to this Commitment Letter or the Fee Letter so long as such disclosure is made only on a confidential basis or pursuant to the procedures of any pending legal or administrative proceeding; provided that (i) you may disclose this Commitment Letter and the Fee Letter and the contents hereof to the Sellers, the Company, their respective subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders, on a confidential and need-to-know basis (provided that any disclosure of the Fee Letter or its terms or substance under this clause (i) shall be redacted in respect of the amounts, percentages and basis points of fees set forth in the paragraphs under the headings “Revolving Facility Fees”, “Bridge Facility Fees” and “market flex” provisions and the Securities Demand, unless in any case the Commitment Parties otherwise consent (which consent shall not be unreasonably withheld or delayed)), (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any offering memoranda relating to the Notes, in any syndication or other marketing materials in connection with the Facilities or in connection with any public filing relating to the Transactions, (iii) you may disclose the Term Sheets and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrower, the Facilities and the Notes, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities, the Amendment, and/or the Notes or in any public filing relating to the Transactions and (v) you may disclose the Fee Letter and the contents thereof on a confidential basis to your auditors after the Closing Date for customary accounting purposes, including accounting for deferred financing costs; provided, further, that the foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you and the Share Purchase Agreement has been executed or the Commitment Letter has become publicly available other than by reason of your breach of this paragraph.

To the extent the use thereof is not otherwise subject to any confidentiality or non-disclosure agreement previously executed by the Commitment Parties, the Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Offer and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such

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information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree, (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of this Commitment Letter or any other confidentiality obligations owing to you, the Company or any of your or their respective affiliates, (d) to the extent that such information is or has been received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions (including in connection with protecting or enforcing the Commitment Parties’ rights with respect to the Commitment Letter or the Fee Letter) and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect, actual or prospective, contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, in each case who are instructed that they shall be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) to another Commitment Party, (i) if you provide your prior written consent to the proposed disclosure, or (j) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders, participants, assignees or counterparties or to prospective Lenders, participants, assignees or counterparties referred to above shall be made subject to the acknowledgment and acceptance by such persons that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder.

10. Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by you without the prior written consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned) and any attempted assignment without such consent shall be null and void. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and

12

to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. Each of the Lead Arrangers may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the names of the Borrower and the amount, type and closing date of the Transactions, all at the expense of such Lead Arranger. This Commitment Letter, together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement to provide and fund the Facilities on the terms and conditions set forth herein, notwithstanding that the funding of the Facilities is subject to conditions precedent, including the good faith negotiation of the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York County court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

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We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The title and roles, indemnification, sharing of information, absence of fiduciary relationship, affiliate activities, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date, (b) confidentiality of the Fee Letter and the contents thereof and (c) compensation), in each case to the extent applicable, shall automatically terminate and be superseded by the corresponding provisions of the Facilities Documentation, if any, upon the initial funding thereunder (or the effectiveness of the Amendment and full availability of the Revolving Facility), and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Facilities (or portion thereof) or the Amendment hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to Bank of America or its counsel, on behalf of the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on December 15, 2010. The Initial Lenders’ respective commitments and the obligations of the Commitment Parties hereunder will expire at such time in the event that Bank of America or its counsel has not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree that our commitment and obligations will remain in full force and effect until the earliest of (i) the termination or abandonment of the Offer or the Share Purchase Agreement in accordance with its terms, (ii) Closing Date and (iii) 11:59 p.m., New York City time, on August 31, 2011 (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate (and without further action or notice and without further obligation to you) unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

[Signature Pages Follow]

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Garrett P. Carpenter
Name: Garrett P. Carpenter Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Garrett P. Carpenter
Name: Garrett P. Carpenter Title: Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

ROYAL BANK OF CANADA

By:	/s/ William J. Caggiano
Name: William J. Caggiano Title: Authorized Signatory

[SIGNATURE PAGE TO COMMITMENT LETTER]

17

BARCLAYS BANK PLC

By:	/s/ John Skrobe
Name: John Skrobe Title: Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

HSBC BANK USA, N.A.

By:	/s/ Richard Jackson
Name: Richard Jackson Title: M.D. Head of LAF

HSBC SECURITIES (USA) INC.

By:	/s/ Richard Jackson
Name: Richard Jackson Title: M.D. Head of LAF

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of the date first above written:

AXCAN INTERMEDIATE HOLDINGS INC.

By	/s/ Steve Gannon
Name: Steve Gannon Title: Sr VP and CFO

EXHIBIT A

Project Fort

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

In connection with the foregoing, it is intended that:

(a)	The Borrower will directly or indirectly establish Axcan Pharma Holding BV (“Newco”), a newly formed company organized under the laws of the Netherlands, that will be a wholly owned direct or indirect subsidiary of Borrower.

(b)	Pursuant to the Share Purchase Agreement, dated as of November 30, 2010 (together with the disclosure schedules thereto, the “Share Purchase Agreement”), between Newco, Axcan Holdings Inc. and the Company, Newco will make a tender offer (as may be amended as provided in the Share Purchase Agreement in accordance with the provisions of paragraph 2 of Exhibit D hereof, the “Offer”) to purchase all outstanding ordinary shares of the Company (which may be subject to a minimum condition for the tender and purchase of at least 80% of the outstanding ordinary shares of the Company, which percentage may be reduced by Newco, but shall be greater than 50%) at the price per share specified in the Offer ( the “Per Share Offer Price”). The amount necessary to purchase all outstanding ordinary shares of the Company pursuant to the Offer assuming 100% of all eligible shares are tendered at Per Share Offer Price shall be referred to as the “Maximum Tender Payment”.

(c)	Upon the purchase of shares tendered pursuant to the Offer, the Company will become a subsidiary of the Borrower, and Newco (or the Borrower or one or more direct or indirect subsidiaries of the Borrower) shall acquire (the “Acquisition”) all of the capital stock of substantially all of the Company’s U.S. subsidiaries (the “U.S. Business”) and international subsidiaries (the “International Business”, and together with the U.S. Business, the “Acquired Businesses”) for consideration comprising a note (the “Seller Note”) in an amount equal to the number of all ordinary shares of the Company outstanding at the time of the Offer multiplied by the Per Share Offer Price. As a result of the Acquisition, the Company shall hold no material assets other than the Seller Note

(d)	Upon the consummation of the Acquisition, the U.S. Business shall be sold, distributed or otherwise transferred (the “Spin Out”) to the Borrower or a Guarantor (or a subsidiary of the Borrower that will become a Guarantor substantially concurrently therewith).

(e)	The Borrower will seek to amend (or amend and restate) the Credit Agreement dated as of February 25, 2008 between Borrower, Bank of America, N.A. as Administrative Agent and the other parties thereto (as amended, modified and supplemented, the “Existing Credit Agreement”) to amend the terms (the “Amendment”) of the Revolving Credit Facility (as defined in the Existing Credit Agreement, and as used herein, the “Existing Revolving Credit Facility”) as described in Exhibit B, including, without limitation, to extend the maturity of at least $99.0 million in aggregate Revolving Credit Commitments (as defined in the Existing Credit Agreement, and as used herein, the “Existing Revolving Credit Commitments”) under the Existing Credit Agreement.

(f)

If the Required Lenders (as defined in the Existing Credit Agreement) have not consented to the Amendment and/or lenders holding at least $99.0 million in aggregate Existing Revolving Credit Commitments have not consented to extend the extend the maturity of their Existing Revolving

Credit Commitments as described in Exhibit B (an “Amendment Failure”), the Borrower shall obtain the New Revolving Facility in an aggregate amount of at least $99.0 million as described in Exhibit B. “Revolving Facility” refers to (i) if the Required Lenders (as defined in the Existing Credit Agreement) have consented to the Amendment and lenders holding at least $99.0 million in aggregate Existing Revolving Credit Commitments have consented to extend the extend the maturity of their Existing Revolving Credit Commitments as described in Exhibit B (an “Amendment Approval”), the Amended Revolving Facility, and (ii) if there shall have been an Amendment Failure, the New Revolving Facility.

(g)	The Borrower (or a newly created special purpose subsidiary of the Borrower) will (i) issue and sell senior secured notes (the “Notes”) in a Rule 144A or other private placement on or prior to the Closing Date yielding up to $445.0 million (or, if less, the maximum amount of indebtedness permitted to be secured under Section 4.12(C) of the Existing Secured Notes Indenture) in gross cash proceeds and/or (ii) if and to the extent that less than the amount set forth in clause (i) in Notes are issued on or prior to the Closing Date, borrow up to $445.0 million (or, if less, the maximum amount of indebtedness permitted to be secured under Section 4.12(C) of the Existing Secured Notes Indenture) of senior secured increasing rate bridge term loans (the “Bridge Loans”) under a senior secured credit facility described in Exhibit C to the Commitment Letter (the “Bridge Facility” and, together with the applicable Revolving Facility, the “Facilities” and the Facilities and/or the Notes, collectively, the “Financings”). If a newly created special purpose subsidiary of the Borrower issues and sells Notes, or borrows Bridge Loans, prior to the Closing Date, the Borrower shall assume the obligations of such subsidiary (through merger or assignment and assumption) substantially concurrently with the consummation of the Offer and the Acquisition.

(h)	The Term Loans (as defined in the Existing Credit Agreement) will be repaid in connection with the consummation of the Initial Transactions (immediately prior to giving effect to the Amendment, if applicable) and all long-term funded indebtedness of the Company’s domestic subsidiaries shall be repaid and terminated (the “Refinancing”).

(i)	TPG Capital, L.P. and its affiliates (collectively, the “Sponsor”) and together with certain other investors arranged by and/or designated by the Sponsor (collectively with the Sponsor, the “Investors”) will directly or indirectly make cash equity contributions (the “Equity Contribution”) to the Borrower (with all contributions directly to the Borrower to be in the form of either common equity or other equity on terms reasonably acceptable to the Lead Arrangers) in an aggregate amount not less than 22.5% of the Maximum Tender Payment.

(j)	Fees and expenses incurred in connection with the Transactions (the “Transaction Costs”) will be paid.

(k)

Following consummation of the Initial Transactions, (i) the shareholders of the Company who have not tendered their shares in the Offer will be given the opportunity to tender their shares (the “Post-Closing Offer”) at the Per Share Offer Price for a period of ten business days, (ii) Newco shall promptly settle any shares at the Per Share Offer Price for each share tendered in the Post-Closing Offer as they are tendered (the aggregate amount of such payments, the “Additional Tender Consideration”), and (iii) (A) the shareholders of the Company (other than the Borrower, Newco or any other subsidiaries of the Borrower) shall be entitled to receive cash from the Company in an amount equal to the number of shares of the Company that remain outstanding (i.e., that were not tendered and purchased by Newco pursuant to the Offer and the Post-Closing Offer) multiplied by Per Share Offer Price (the “Cash Liquidation Amount”), and (B) the Borrower, Newco or any other subsidiaries of the Borrower owning any shares of the Company shall be entitled to receive the remaining balance of the Seller Note at such time; provided, that pending such payment described in this subclause (iii)(B), after expiration of the Post-Closing Offer and all shares tendered in the Post-Closing Offer have been settled, Newco (or, if not Newco, the applicable buyer of the U.S. Business or any other affiliate of Borrower) shall partially repay the Seller Note in an amount equal to the Cash Liquidation Amount and the Company shall use the proceeds of such repayment to make an interim liquidation payment to those shareholders of the Company which are entitled to the Cash Liquidation Amount (to be applied to the Cash Liquidation Amount such shareholders are entitled to receive).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions” and the Transactions (excluding the transactions described clause (k) above) are collectively referred to herein as the “Initial Transactions”.

EXHIBIT B

Project Fort

Senior Secured Revolving Credit Facility

Summary of Principal Terms and Conditions2

Borrower:	Axcan Intermediate Holdings Inc., a Delaware corporation (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	Bank of America will act as sole administrative agent and sole collateral agent (in such capacities, the “Revolving Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower (it being understood that lenders under the Existing Revolving Credit Facility (the “Existing Lenders”) on the date hereof are reasonably acceptable to Borrower) and excluding any Disqualified Lender (together with the Initial Revolving Lenders, the “Revolving Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:	MLPF&S, RBCCM, HSBC Securities and Barclays Capital will act as co-lead arrangers and joint bookrunners for the Revolving Facility, and each will perform the duties customarily associated with such roles.

Revolving Facility:	A senior secured revolving credit facility in an aggregate principal amount of at least $99.0 million and up to $115.0 million (the “Revolving Facility”), which may be in the form of (a) Existing Revolving Credit Commitments under the Existing Credit Agreement as amended (or amended and restated) by the Amendment (the “Amended Revolving Facility”), provided that the maturity of at least $99.0 million of aggregate Existing Revolving Credit Commitments (and related loans) shall have been extended to the Initial Maturity Date (as defined below, subject to automatic extension), or (b) new revolving credit facility commitments of at least $99.0 million (the “New Revolving Facility”) under a new credit agreement.

Swingline Loans:	In connection with the Revolving Facility, Bank of America (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings upon same-day notice (in minimum amounts and integral multiples and other terms to be consistent with the Existing Credit Agreement) of up to $20.0 million. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the Revolving Lenders will be unconditionally obligated to purchase participations in any swingline

[2]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibit A thereto.

loan pro rata based upon their commitments under the Revolving Facility.

Defaulting Lender:	The Revolving Facility will include customary defaulting lender provisions for the reallocation or cash collateralization of funding exposure with respect to Swingline Loans and Letters of Credit, which shall be substantially the same as those in the Existing Credit Agreement, subject to the Documentation Principles and shall provide for the reallocation of fronting exposure with respect to Swingline Loans and Letters of Credit.

Incremental Facilities:	The Revolving Facility will permit the Borrower to increase commitments under the Revolving Facility (any such increase, an “Incremental Increase”) or add one or more term loan facilities (each an “Incremental Term Facility” and together with any Incremental Increases, collectively, “Incremental Facilities”) in a minimum amount per increase (and increments above that minimum) consistent with the Existing Credit Agreement; provided that (i) no existing Revolving Lender will be required to participate in any such Incremental Increase without its consent, (ii) no default or event of default under the Revolving Facility Documentation has occurred and is continuing or would exist after giving effect thereto, (iii) on a pro forma basis, the Borrower’s Senior Secured Leverage Ratio shall not exceed 3.5:1.0, (iv) on a pro forma basis, the Borrower shall be in compliance with all other financial covenants under the Revolving Facility, (v) all representations and warranties under the Revolving Facility Documentation shall be true and correct in all material respects, (vi) the maturity date of such Incremental Term Facility shall be no earlier than 91 days after the maturity date of the Revolving Facility (as extended), (vii) the weighted average life to maturity of the Incremental Term Facility shall be no shorter than the remaining life to maturity (plus 91 days) of the Revolving Facility (as extended), (viii) Incremental Increases may be effected with respect to any existing (as of the Closing Date) tranche of the Revolving Facility or any extended Revolving Facility tranche and shall be on the same terms as the applicable increased tranche of the Revolving Facility, and (ix) any fees payable in connection with any such Incremental Facilities shall be determined by the Borrower and the lenders providing such Incremental Increase.

The Borrower may seek commitments in respect of the Incremental Facilities, in its sole discretion from either existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or from additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (“Additional Lenders”) or from both existing Revolving Lenders and Additional Revolving Lenders.

Purpose:	(A) The proceeds of borrowings under the Revolving Facility will be used (i) on the Closing Date (limited as set forth below under “Availability”), together with the proceeds from the issuance of the Notes and/or incurrence of the Bridge Loans, to fund a portion of the Initial Transactions and for other purposes as set forth below under “Availability” and (ii) on and after the Closing Date to provide working capital and for other general corporate purposes (including, without limitation, for capital expenditures, permitted acquisitions and restricted payments), except that loans under the Revolving Facility may not be used to fund dividends to, or repurchase equity interests from, the Sponsor or to fund the Additional Tender Consideration or the Cash Liquidation Amount after the Closing Date (but may be used to pay costs and expenses related to the Post-Closing Offer and Transactions incurred after the Closing Date).

(B)     Letters of credit will be used by the Borrower and its subsidiaries on and after the Closing Date for working capital and other general corporate purposes of the Borrower and its subsidiaries.

Availability:	Loans under the Revolving Facility (including Swingline Loans) may be made on the Closing Date (x) for seasonal working capital and variations from working capital projected at the Closing Date and (y) in an amount necessary to fund any flexed original issue discount and flexed upfront fees with respect to the Facilities and any original issue discount on the Notes. Letters of credit may be issued on the Closing Date in order to backstop or replace (including by “grandfathering” into the Revolving Facility) letters of credit outstanding on the Closing Date under facilities to be terminated or no longer available to the Borrower and its subsidiaries as of the Closing Date or for other working capital and general corporate purposes. Otherwise, loans under the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts consistent with the Existing Credit Agreement. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	During the continuance of any payment Event of Default, with respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum, and in each case, shall be payable on demand.

Letters of Credit:

An aggregate amount of $25.0 million of the Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit. Letters of credit will be issued by Bank of America and/or other Revolving Lenders reasonably acceptable to the Borrower (each an “Issuing Bank”). The terms of the letters of credit (including as to any “Defaulting Lender” provisions) shall be consistent with the terms of the Existing Credit Agreement.

Maturity:	The Revolving Facility will mature, and lending commitments thereunder will terminate, in the case of (a) the Amended Revolving Facility, (i) with respect to Existing Revolving Credit Commitments that were extended (the “Extended Revolving Credit Commitments”), the date that is 91 days prior to the scheduled maturity date of the Existing Secured Notes (the “Initial Maturity Date”) and (ii) with respect to Existing Revolving Credit Commitments that were not extended (the “Original Revolving Credit Commitments”), February 25, 2014, and (b) the New Revolving Facility, the Initial Maturity Date; provided that the maturity of the Revolving Facility (other than Original Revolving Credit Commitments) shall be automatically extended to the fifth anniversary of the Closing Date (without the consent of any Lender) if $50.0 million or less in aggregate principal amount of Existing Secured Notes are outstanding on the Initial Maturity Date. The Revolving Facility Documentation shall provide the right of individual Revolving Lenders to agree to extend the maturity of their commitments and/or outstandings (an “Amend and Extend Transaction”) pursuant to one or more tranches upon the request of the Borrower and without the consent of any other Revolving Lender, subject to limitations to be agreed, provided, that no Amend and Extend Transaction (after giving effect to the termination of any tranche of Revolving Facility) shall result in there being more than two tranches in the Revolving Facility.

Guarantees:	All obligations of the Borrower (the “Borrower Obligations”) under the Revolving Facility, under any Secured Hedge Agreements (as defined in the Existing Credit Agreement) and Cash Management Obligations (as defined in the Existing Credit Agreement (the “Hedging/Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior basis (the “Guarantees”) by Axcan Midco Inc., a Delaware corporation and the direct holding company parent of the Borrower (“Holdings”) and by each entity that is a borrower or a subsidiary guarantor under the Existing Revolving Credit Facility and each wholly-owned domestic subsidiary of the Borrower that would otherwise be required to become a guarantor under the terms of the Existing Credit Agreement subject to any exceptions set forth in the Existing Credit Agreement and the Revolving Facility Documentation and subject to the Certain Funds Provisions.

The Guarantees will rank pari passu with the guarantees issued in respect of the Notes and/or the Bridge Facility.

Security:

Subject to the exclusions, limitations and exceptions consistent with the Existing Loan Documents, subject to the Documentation Principles and the Certain Funds Provisions, the Borrower Obligations, the Hedging/Cash Management Arrangements and any Guarantees thereof (the “Revolving Obligations”) will be secured by substantially all of the present and after-acquired assets of the Borrower and each Guarantor (collectively, the “Collateral”) that is required to constitute Collateral under the Existing Loan Documents, subject to the limitations and exceptions set forth in the Existing Loan Documents or consistent with the Documentation Principles, and subject to the Certain Funds Provisions.

The Collateral (except as described in the Term Sheets related to the Bridge Facility and the Exchange Notes) shall also secure the Bridge Facility and/or Notes and the Existing Secured Notes on a first priority basis.

Facilities Documentation:	The Revolving Facility Documentation shall include in the case of (a) the Amended Revolving Facility, the Existing Credit Agreement as amended (or amended and restated) by the Amendment with necessary conforming amendments (or amendments and restatements) of the other Existing Loan Documents consistent with the Documentation Principles, and (b) the New Revolving Facility, a credit agreement and other loan documents based on the Existing Loan Documents and consistent with the Documentation Principles.

Notwithstanding anything to the contrary, (i) the Revolving Facility Documentation shall ensure that the Revolving Facility is not secured directly or indirectly by equity interests of the Company or any other “margin stock” for the purpose of Regulation U (which shall be expressly excluded from the Collateral) and (ii) the restrictions on liens and dispositions and other covenants or restrictive provisions in the Revolving Facility Documentation shall not apply to any equity interests of the Company held by the Borrower or an affiliate of the Borrower.

Mandatory Prepayments:	None (except if exposure exceeds commitments).

Voluntary Prepayments/ Reductions in Commitment:	Limited to, and substantially the same as, those in the Existing Credit Agreement, subject to the Documentation Principles, provided, that, Borrower shall be permitted to terminate commitments with respect to the tranche of the Revolving Facility with the then shortest maturity, including in connection with an Amend and Extend Transaction or an Incremental Increase on a non-pro rata basis with any other tranche of Revolving Facility.

Representations and Warranties:	Limited to, and substantially the same as, those in the Existing Credit Agreement, subject to the Documentation Principles.

Conditions to Initial Borrowing:	The availability of, initial borrowing (if applicable) of, and other extensions of credit under, the Revolving Facility on the Closing Date will be subject solely to (a) the accuracy of the Closing Date Representations in all material respects, (b) the applicable Specified Conditions and (c) delivery of a request for credit extension.

Conditions to Subsequent Borrowings:	After the Closing Date, delivery of a request for credit extension, accuracy of representations and warranties in all material respects and absence of defaults.

Affirmative and Negative Covenants:	Limited to, and substantially the same as, those in the Existing Credit Agreement, subject to the Documentation Principles.

Financial Maintenance Covenants:	Limited to (a) a maximum Total Leverage Ratio (which shall be calculated on a net debt basis; provided that, if there are loans outstanding under the Revolving Facility (it being understood that undrawn letter of credit obligations shall not be considered to be outstanding loans) as of the last day of the most recently ended fiscal quarter, not more than $50,000,000 of unrestricted cash or cash equivalents included in the consolidated balance sheet of the Borrower and its subsidiaries may be deducted from total debt in determining compliance with such ratio and if no loans are outstanding, all such unrestricted cash or cash equivalents shall be deducted from total debt in determining compliance with such ratio) and (b) a minimum Consolidated Interest Expense Ratio, in each case, (i) to be tested quarterly, and (ii) to be set at levels to be agreed upon to reflect a cushion (determined on a static and not cumulative basis) with respect to Consolidated EBITDA in the sponsor financing case (delivered to the Revolving Facility Lead Arrangers on November 26, 2010) of 25% for the first two years after the Closing Date and at least 25% thereafter and to reflect the pricing and structure of the Facilities, the Notes and other Securities as in effect on the Closing Date, giving effect to the exercise, if any, of any “market flex” provisions (including as to margin, original issue discount and upfront fees), and to be modified in any amendment to implement any “market flex” provisions after the Closing Date to give effect to the exercise of such market flex, if any, and to maintain such cushion; provided, that to the extent Bridge Loans are issued in lieu of Notes, such Bridge Loans shall be deemed to be issued at the Total Cap.

The foregoing financial covenants will be tested with respect to the Borrower and its restricted subsidiaries on a consolidated basis, with the first covenant test to commence with the first full fiscal quarter ending after the Closing Date.

The financial covenants shall include definitions and shall be subject to equity cure provisions no less favorable to the Borrower than the Existing Credit Agreement, subject to the Documentation Principles.

Unrestricted Subsidiaries:	Limited to, and substantially the same as, those in the Existing Credit Agreement, subject to the Documentation Principles.

Events of Default:	Limited to, and substantially the same as, those in the Existing Credit Agreement, subject to the Documentation Principles.

Voting:	Limited to, and substantially the same as, those in the Existing Credit Agreement, subject to the Documentation Principles.

Cost and Yield Protection:	Limited to, and substantially the same as, those in the Existing Credit Agreement, subject to the Documentation Principles, subject to modifications confirming that relevant changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act will be considered a change in law by the yield protection provisions, and customary exceptions relating to the gross-up obligations for withholding taxes imposed by Sections 1471 through 1474 of the Internal Revenue Code and any regulations promulgated thereunder or guidance issued pursuant thereto (the “HIRE Act”).

Assignments and Participations:	Substantially the same as the Existing Credit Agreement, subject to the Documentation Principles. The Revolving Lenders will not be permitted to assign or participate in loans or commitments to Disqualified Lenders, the Sponsor, the Borrower, or their respective affiliates or officers.

Expenses and Indemnification:	Substantially the same as the Existing Credit Agreement, subject to the Documentation Principles.

Governing Law and Forum:	New York.

Counsel to the Revolving Administrative Agent and the Revolving Lead Arrangers:	Davis Polk & Wardwell LLP.

ANNEX I to EXHIBIT B

Interest Rates:	The interest rates under the Revolving Facility will be as follows:

With respect to loans made pursuant to the Extended Revolving Credit Commitments and the New Revolving Facility, as applicable, at the option of the Borrower, Adjusted LIBOR plus 4.50% or ABR plus 3.50%; provided, that Adjusted LIBOR shall not be less than 1.75% (the “LIBOR Floor”). From and after the delivery by the Borrower to the Revolving Administrative Agent of the Borrower’s financial statements for the period ending one full fiscal quarter following the Closing Date, interest rates under the Revolving Facility shall be subject to one 25 basis point stepdown upon achievement of a Total Leverage Ratio of 4.0:1.0.

In the case of the New Revolving Facility, Adjusted LIBOR shall not be less than 1.75% and in the case of the Extended Revolving Credit Commitments there shall be no Adjusted LIBOR floor.

With respect to the Original Revolving Credit Commitments, if any, same as in the Existing Credit Agreement.

ABR is the Alternate Base Rate, which is the highest of (i) the federal funds rate plus 1/2 of 1%, (ii) the Administrative Agent’s prime rate and (iii) one-month Adjusted LIBOR (and in the case of the New Revolving Facility only, giving effect to the LIBOR Floor).

All Swingline Loans shall be ABR Loans.

Upfront Closing Fees:	With respect to the Extended Revolving Credit Commitments, the Extension Fee and Amendment Upfront Fee as provided in the Fee Letter.

With respect to the New Revolving Facility, the New Revolving Facility Upfront Fee as provided in the Fee Letter.

Letter of Credit Fee:

A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility less the fronting fee set forth below will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility,

Annex II to Exhibit B-1

calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Revolver Commitment Fees:	With respect to the Extended Revolving Credit Commitments and the New Revolving Facility, as applicable, initially, 0.75% per annum (subject to a step-down to 0.50% per annum based upon the achievement of a Total Leverage Ratio of 4.0:1.0) on the undrawn portion of the commitments in respect of the Revolving Facility, payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

With respect to the Original Revolving Credit Commitments, if any, same as in the Existing Credit Agreement.

EXHIBIT C

Project Fort

Senior Secured Bridge Facility

Summary of Principal Terms and Conditions3

Borrower:	The Borrower under the Revolving Facility (the “Borrower”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	Bank of America will act as sole administrative agent and sole collateral agent (in such capacities, the “Bridge Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower and excluding Disqualified Lenders (together with the Initial Bridge Lenders, the “Bridge Lenders”), and will perform the duties customarily associated with such role.

Joint Lead Arrangers:	MLPF&S, RBCCM, HSBC Securities and Barclays Capital will act as joint lead arrangers and joint bookrunners (collectively, the “Bridge Lead Arrangers”), and each will perform the duties customarily associated with such roles.

Initial Bridge Loans:	The Bridge Lenders will make senior secured increasing rate term loans (the “Initial Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of up to $445.0 million (or, if less, the maximum amount of indebtedness permitted to be secured under Section 4.12(C) of the Existing Secured Notes Indenture) minus the aggregate amount of Notes issued on or prior to the Closing Date (the “Bridge Facility”).

Availability:	The Bridge Lenders will make the Initial Bridge Loans on the Closing Date substantially concurrently with the consummation of the Offer.

Issue Price:	Par

Purpose:	The proceeds of borrowings of the Initial Bridge Loans will be used by the Borrower on the Closing Date to finance, in part, the Initial Transactions. The proceeds of borrowings of the Initial Bridge Loans not applied to the Initial Transactions on the Closing Date shall be held in a segregated account maintained with the Bridge Administrative Agent (the “Controlled Account”) subject to a control agreement in favor of, the Bridge Administrative Agent in form and substance reasonably satisfactory to the Bridge Administrative Agent and the Borrower. Any amounts in the Controlled Account shall be released to the Borrower, or as directed by the Borrower, without any conditions or limitations so long as such amounts shall be applied to the Transactions, including payment of the Additional Tender Consideration, Cash Liquidation Amount and related fees and

[3]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

expenses, within two (2) business days after such release.

Ranking:	The Initial Bridge Loans will rank pari passu with the Revolving Facility and other senior indebtedness of the Borrower.

Guarantees:	All obligations of the Borrower under the Bridge Facility (the “Borrower Obligations”) will be jointly and severally guaranteed by each Guarantor (as defined in Exhibit B to the Commitment Letter), on a senior basis (such guarantees, the “Guarantees”), provided that Holdings shall not be a Guarantor. The Guarantees will rank pari passu with guarantees of the Revolving Facility.

Security:	Subject to the exclusions, limitations and exceptions consistent with the Revolving Facility Documentation, subject to the Documentation Principles and the Certain Funds Provisions, the Borrower Obligations and the Guarantees thereof (the “Bridge Obligations”) will be secured by the Collateral (as defined in Exhibit B) excluding any assets (including the capital stock of the Borrower) owned by Holdings.

The Collateral shall also secure the Revolving Facility, the Bridge Facility, the Notes and the Existing Secured Notes on a first priority basis (subject to customary limitations to avoid reporting obligations under Rule 3-16 of Regulation S-X in the case of the Notes and Existing Secured Notes); provided, collateral, if any, consisting of the Controlled Account and any funds deposited therein shall be exclusively for the benefit of the Bridge Lenders.

Maturity:	All Initial Bridge Loans will have an initial maturity date that is the one-year anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), which shall be extended as provided below. If any of the Initial Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date, such Initial Bridge Loans shall, provided no bankruptcy event of default has occurred as of such date, be extended into senior secured term loans (each an “Extended Term Loan”). The Extended Term Loans will have a maturity date that is the seventh-year anniversary of the Closing Date (the “Extended Term Loan Maturity Date”). The Extended Term Loans will have the terms set forth on Annex I hereto. The date on which Initial Bridge Loans are extended as Extended Term Loans is referred to as the “Extension Date”. At any time or from time to time on or after the Extension Date, at the option of the Bridge Lenders, the Extended Term Loans may be exchanged in whole or in part for senior secured exchange notes (the “Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II hereto; provided that the Borrower may defer the first issuance of Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $50 million in aggregate principal amount of Exchange Notes.

The Initial Bridge Loans, the Extended Term Loans and the Exchange Notes shall be pari passu for all purposes.

Interest Rates:	Prior to the Initial Bridge Loan Maturity Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to Adjusted LIBOR (as defined below), plus an initial spread of 825 basis points. Thirty days after the Closing Date, the spread over Adjusted LIBOR will increase to the Total Cap (as defined in the Fee Letter).

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

“Adjusted LIBOR” on any date, shall mean the “Eurodollar Rate” as defined in the Existing Credit Agreement for a three-month interest period, provided, that Adjusted LIBOR shall not be less than 1.75%.

Interest will be payable (or shall accrue) in arrears, (a) for the Initial Bridge Loans, at the end of each fiscal quarter of the Borrower following the Closing Date and on the Initial Bridge Loan Maturity Date, and (b) for the Extended Term Loans, semi-annually, commencing on the date that is six months after the Initial Bridge Loan Maturity Date and on the final maturity date.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Mandatory Prepayment:	The Borrower will be required to prepay the Initial Bridge Loans on a pro rata basis at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with (i) the net cash proceeds from the issuance of the Notes; (ii) the net cash proceeds from the issuance of Refinancing Debt (to be defined as high yield securities issued and term loans incurred by the Borrower and its domestic restricted subsidiaries), subject to exceptions to be agreed, and public equity offerings by the Borrower or any of its restricted subsidiaries, subject to exceptions to be agreed, including equity issuances by the Sponsor or its affiliates); and (iii) the net cash proceeds from any non-ordinary course asset sales or dispositions (including as a result of casualty or condemnation) by the Borrower or any of its restricted subsidiaries in excess of amounts reinvested in the business of the Borrower or its restricted subsidiaries, in the case of any such prepayments pursuant to the foregoing clauses (i), (ii) and (iii) above with exceptions, reinvestment periods and baskets consistent with the Documentation Principles, including exceptions for prepayments from funds sourced by foreign subsidiaries if such prepayment would have adverse tax consequences or would otherwise be restricted by applicable law and in any event not less favorable to the Borrower than those applicable to the Existing Credit Agreement.

The Borrower will also be required to offer to prepay the Initial Bridge Loans following the occurrence of a change of control (to be defined in a manner consistent with the Existing Secured Notes (as defined below) and in any event not less favorable to the Borrower than the definition in the Revolving Facility Documentation) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment.

Optional Prepayment:	The Initial Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three business days’ prior written notice, at the option of the Borrower at any time, subject to reimbursement of the Bridge Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings, other than on the last day of the relevant interest period.

Documentation:	The Bridge Facility Documentation shall be consistent with the Documentation Principles.

Notwithstanding anything to the contrary, (i) the Bridge Facility Documentation shall ensure that the Bridge Loans, Extended Term Loans and Exchange Notes are not secured directly or indirectly by equity interests of the Company or any other “margin stock” for the purpose of Regulation U (which shall be expressly excluded from the Collateral) and (ii) the restrictions on liens and dispositions and other covenants or restrictive provisions in the Bridge Facility Documentation shall not apply to any equity interests of the Company held by the Borrower or an affiliate of the Borrower.

Conditions to Borrowings:	The availability of the borrowing under the Bridge Facility on the Closing Date shall be conditioned solely upon the (a) the accuracy of the Closing Date Representations in all material respects, (b) the satisfaction of the applicable Specified Conditions and (c) delivery of notice of credit extensions.

Representations and Warranties:	The Bridge Facility Documentation will contain representations and warranties as are substantially similar to (but not more restrictive or broader in scope than) those in the Revolving Facility Documentation, except as conformed and modified to the extent necessary to reflect differences in the Facilities and bridge loan financings for affiliates of the Sponsor.

Covenants:

The Bridge Facility Documentation will contain such affirmative and covenants applicable to the Borrower and its restricted subsidiaries usual and customary for bridge loan financings for affiliates of the Sponsor, subject to the Documentation Principles, and in no event shall be more restrictive than, or include any affirmative covenants not included in, the Revolving Facility (other than customary cooperation covenants to comply with the “securities demand” provisions of the Fee Letter). The negative covenants will be incurrence-based covenants substantially the same as the negative covenants set forth in the Existing Secured Notes Indenture, subject to the Documentation Principles. Prior to the Initial Bridge Loan

Maturity Date, the secured debt, lien incurrence and restricted payment covenants of the Bridge Loans may be more restrictive than those of the Extended Term Loans and the Exchange Notes and the Existing Secured Notes Indenture, as reasonably agreed by the Bridge Administrative Agent and the Borrower.

Financial Maintenance Covenants:	None.

Events of Default:	Limited to, and substantially the same as, those in the Existing Secured Notes Indenture, subject to the Documentation Principles.

Cost and Yield Protection:	Same as Revolving Facility.

Assignment and Participation:	Subject to the prior notification of the Bridge Administrative Agent, the Initial Bridge Lenders will have the right to assign Initial Bridge Loans after the Closing Date (other than to Disqualified Lenders) in consultation with, but without the consent of, the Borrower; provided that, for the 12-month period commencing on the Closing Date, so long as no Demand Failure Event or other Event of Default has occurred, the consent of Borrower shall be required with respect to any assignment that would result in the Initial Bridge Lenders holding less than a majority of the outstanding Bridge Loans.

The Bridge Lenders will have the right to participate their Initial Bridge Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions. The Bridge Lenders will not be permitted to assign or participate in loans or commitments to the Borrower, or its respective subsidiaries or officers.

Voting:

Amendments and waivers of the Bridge Facility Documentation will require the approval of Bridge Lenders (who are not “defaulting Bridge Lenders”) holding more than 50% of the outstanding Initial Bridge Loans, except that (a) the consent of each directly and adversely affected Bridge Lender will be required for (i) reductions of principal, interest rates or the Applicable Margin, (ii) extensions of the Initial Bridge Loan Maturity Date (except as provided under “Maturity” above) or the Extended Maturity Date and (iii) modifications of the provisions relating to the application of proceeds of Collateral, and (b) the consent of 100% of the Bridge Lenders will be required with respect to (i) modifications to any of the amendment sections of the Bridge Facility Documentation and voting percentages, including the definition of Required Bridge Lenders and (ii) releases of all or substantially all of the Guarantors or releases of (or subordination of liens with respect to) all or substantially all of the Collateral (other than in connection with any release or sale of the relevant Guarantor permitted by the Revolving Facility

Documentation or the Bridge Facility Documentation) or changes in the relative priority of the liens on the Collateral.

Expenses and Indemnification:	Substantially the same as the Revolving Facility Documentation, subject to the Documentation Principles.

Governing Law and Forum:	New York.

Counsel to the Bridge Administrative Agent and Bridge Lead Arrangers:	Davis Polk & Wardwell LLP

ANNEX I to EXHIBIT C

Extended Term Loans

Maturity:	The Extended Term Loans will have a maturity date that is the seventh-year anniversary of the Closing Date.

Interest Rate:	The Extended Term Loans will bear interest at an interest rate per annum equal to the Total Cap.

Interest shall be payable in arrears semi-annually commencing on date that is six months following the Initial Bridge Loan Maturity Date and on the maturity date of the Extended Term Loans, computed on the basis of a 360 day year.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Guarantees:	Same as the Initial Bridge Loans.

Security:	Same as the Initial Bridge Loans.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Extension Date, the covenants, mandatory prepayments and defaults that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions of the Bridge Facility Documentation.

Optional Prepayment:	The Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than one business days’ prior written notice, at the option of the Borrower at any time.

Annex I to Exhibit C-1

ANNEX II to EXHIBIT C

Exchange Notes

Issuer:	The Borrower will issue the Exchange Notes under an indenture capable of being qualified under the Trust Indenture Act of 1939, as amended. The Borrower, in its capacity as the issuer of the Exchange Notes, is referred to as the “Issuer”.

Principal Amount:	The Exchange Notes will be available only in exchange for Extended Term Loans and then only on or after the Extension Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged. In the case of a partial exchange, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes will be $50 million.

Maturity:	The Exchange Notes will mature on the date that is seven years after the Closing Date.

Interest Rate:	The Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Total Cap.

Guarantees:	Same as Initial Bridge Loans and Extended Term Loans (provided that the Collateral is subject to customary limitations to avoid reporting obligations under Rule 3-16 of Regulation S-X).

Security:	Same as Initial Bridge Loans and Extended Term Loans (provided that the Collateral is subject to customary limitations to avoid reporting obligations under Rule 3-16 of Regulation S-X).

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Exchange Notes (and, if outstanding, prepay the Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase with a portion of the net cash proceeds from any non-ordinary course asset sales or dispositions (including as a result of casualty or condemnation) by the Borrower or any of its restricted subsidiaries in excess of amounts reinvested in the business of the Borrower or its restricted subsidiaries within time periods and with such proceeds being applied to the Extended Term Loans, the Exchange Notes and the Notes in a manner consistent with the Existing Secured Notes Indenture, subject to the Documentation Principles.

Offer to Purchase upon Change of Control:	The Issuer will be required to make an offer to repurchase the Exchange Notes following the occurrence of a change of control (to be defined in a manner consistent with the Existing Secured Notes Indenture, subject to the Documentation Principles.

Optional Redemption:	Except as set forth below, the Exchange Notes will be non callable until the third anniversary of the Closing Date. Thereafter, with respect to each such Exchange Note will be callable at par plus

Annex II to Exhibit C-1

accrued interest plus a premium equal to three quarters of the coupon on such Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is one year prior to the maturity of the Exchange Notes. Notwithstanding the foregoing, Exchange Notes may be redeemed up to an amount equal to 10% of the original aggregate principal amount of the Exchange Notes at a price equal to 103% of the principal amount of the Exchange Notes so redeemed and any Exchange Notes that are held by an Initial Lender or its affiliates (other than an Asset Management Affiliate (as defined in the Fee Letter)) shall be callable at any time at par plus accrued interest (for as long as such Exchange Notes are so held.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the fourth anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 35% of such Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Exchange Notes plus accrued and unpaid interest, if any, to the redemption date.

Defeasance and Discharge Provisions:	Same as the Existing Secured Notes Indenture, subject to the Documentation Principles.

Modification:	Same as the Existing Secured Notes Indenture, subject to the Documentation Principles.

Registration Rights:

The Issuer shall use commercially reasonable efforts to file, within 180 days after the first issuance of Exchange Notes (the date of such issuance, the “Issue Date”), and will use commercially reasonable efforts to cause to become effective, as soon thereafter as practicable on or prior to the date which is 360 days following the Issue Date, a shelf registration statement with respect to the Exchange Notes (such registration statement, a “Shelf Registration Statement”), which Shelf Registration Statement shall contain all financial statements required under the Securities Act of 1933, as amended (the “Act”). If a Shelf Registration Statement is filed, the Issuer will keep such Shelf Registration Statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of the Exchange Notes; provided that in no event shall the Issuer be required to keep such Shelf Registration Statement effective and available for more than two years after the Issue Date. If within 360 days from the Issue Date, a Shelf Registration Statement has not been declared effective, then the Issuer will pay additional interest of 0.25% per annum on the principal amount of Exchange Notes (which rate of additional interest shall increase by 0.25% per annum after 90 days to a maximum of 1.00% per annum) to the holders of such Exchange Notes who are unable freely to transfer Exchange Notes

Annex II to Exhibit C-2

from and including the 361st day after the Issue Date to but excluding the effective date of such Shelf Registration Statement. The Issuer will also pay such additional interest to the holder of an Exchange Note for any period of time (subject to customary exceptions) following the effectiveness of the Shelf Registration Statement with respect to such Exchange Note that such Shelf Registration Statement is not available for sales thereunder, subject to the time limitations set forth in the second sentence of this paragraph. All accrued additional interest will be paid in arrears on each semi-annual interest payment date.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such exchange notes in compliance with applicable law to any third parties.

Covenants:	Same as the Existing Secured Notes Indenture, subject to the Documentation Principles.

Events of Default:	Same as the Existing Secured Notes Indenture, subject to the Documentation Principles.

Governing Law and Forum:	State of New York.

Annex II to Exhibit C-3

EXHIBIT D

Project Fort

Summary of Additional Conditions4

The initial borrowings under the Facilities shall be subject to the following conditions (which shall be subject to the Certain Funds Provisions):

1. Except as set forth in the Disclosure Schedules to the Share Purchase Agreement (read together with the Share Purchase Agreement) or in any public filings with the SEC since January 1, 2008 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer and any other forward-looking statements of risk that do not contain a reasonable level of detail about the risks of which the statements warn), and prior to the date of the Commitment Letter, since December 31, 2009, there has not been any Material Adverse Effect (as defined in, and interpreted in accordance with, the Share Purchase Agreement).

2. The Offer shall have been consummated, or substantially concurrently with the initial borrowing under the Facilities, shall be consummated, in accordance with the terms of the Share Purchase Agreement without giving effect to any modifications, amendments, consents or waivers by you thereto that are materially adverse to the Initial Lenders, in their capacities as such, without the prior consent of all of the Initial Lenders, such consent not to be unreasonably withheld, delayed or conditioned; it being understood that (a) any modification or amendment to the definition of “Minimum Condition” in the Share Purchase Agreement or any consent or waiver of the satisfaction of the Minimum Condition as a condition to the consummation of the Offer shall be permitted, and shall not be deemed to be materially adverse, only so long as at least 50.1% of the shares of the Company have been tendered pursuant to the Offer, (b) any modification or amendment to the definition of “Material Adverse Effect” or Section 4.05(a)(ii) in the Share Purchase Agreement shall be deemed to be materially adverse to the Lenders, (c) any reduction in the price per share payable in the Offer as provided in the Share Purchase Agreement resulting in a reduction of the Maximum Tender Payment in excess of $50.0 million shall be deemed to be materially adverse to the Lenders unless such payment reduction is applied as follows: (i) no more than 22.5% of such payment reduction to reduce the Equity Contribution and (ii) no less than 77.5% of such payment reduction to reduce the Bridge Facility and (d) any modification, amendment, consent or waiver which impairs the ability to consummate the Acquisition or the Spin Out will be deemed to be materially adverse to the Initial Lenders.

3. The Equity Contribution shall have been consummated or shall be consummated substantially concurrently with the initial borrowing under any of the Facilities, in at least the amount set forth in Exhibit A to the Commitment Letter.

4. Substantially concurrently with the initial borrowing under any of the Facilities, the Refinancing, the Acquisition and the Spin Out shall be consummated.

5. The Lead Arrangers shall have received (a) audited consolidated balance sheets of each of the Borrower and the Company and related statements of income, changes in equity and cash flows of the Borrower and the Company for the three most recently completed fiscal years of the Borrower or the Company, as applicable, ended at least 90 days before the Closing Date, and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of each of the

[4]

Capitalized terms used in this Exhibit D shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit D is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

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Borrower and the Company for each subsequent fiscal quarter of the Borrower or the Company, as applicable, ended at least 45 days before the Closing Date (in the case of clause (b), without footnotes). The Lead Arrangers hereby acknowledge receipt of the financial statements in the foregoing clauses (a) and (b) to the extent publicly filed with the SEC prior to the date of the Commitment Letter.

6. The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing (or 90 days prior to the Closing if such four-fiscal quarter period is the end of the fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements) (such pro forma financial statement shall be based on such periods, and pursuant to such methodologies, as reasonably agreed by the Borrower and the Lead Arrangers taking into account that the fiscal year of the Borrower ends on September 30 of each calendar year and the fiscal year of the Company ends on December 31 of each calendar year (the “Fiscal Alignment”)).

7. With respect to the Revolving Facility, all documents and instruments required to create and perfect the Revolving Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing, in each case, to the extent required by the Certain Funds Provisions.

8. With respect to the Bridge Facility, all documents and instruments required to create and perfect the Bridge Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing, in each case, to the extent required by the Certain Funds Provisions.

9. Each of the Revolving Administrative Agent, the Bridge Administrative Agent and each Initial Lender shall have received on or prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Closing Date by the applicable Administrative Agent or such Initial Lender that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

10. With respect to the Bridge Facility, one or more investment banks that shall have been engaged to act as initial purchasers and privately place the Notes (collectively, the “Investment Bank”), shall have been provided with (i) a customary offering memorandum containing all customary information for use in a customary “high yield road show” relating to the Notes (subject to customary exceptions) and in customary form for offering memoranda used in Rule 144A offerings by affiliates of the Sponsor, including financial statements, pro forma financial statements and other financial data of the type and form customarily included in offering memoranda (other than consolidating and other financial statements and data with respect to guarantor and non-guarantor subsidiaries), and all other data that would be necessary for the Investment Bank to receive customary (for high yield debt securities) “comfort” from independent accountants in connection with the offering of the Notes (including financial statements of the Borrower and the Company as are sufficient to permit a registration statement on Form S-1 filed by the Borrower and the Company (assuming that neither the Borrower nor the Company is a reporting company) to declared effective), and (ii) drafts of customary comfort letters by auditors of the Borrower and the Company which such auditors are prepared to issue upon completion of customary procedures, each in form and substance consistent with those prepared or provided in connection with the Existing Senior Secured Notes (or otherwise customary for high yield debt securities offerings with affiliates of the Sponsor); provided that notwithstanding the foregoing, (A) the condition in clause (i) shall be deemed satisfied if such offering memorandum excludes sections that would customarily be

D-2

provided by the Investment Bank or its counsel, but is otherwise complete and (B) pro forma financial statements and financial data shall be based on such periods, and pursuant to such methodologies, as reasonably agreed by the Borrower and the Lead Arrangers to take into account the Fiscal Alignment so long as such pro forma financial statements are reasonably sufficient to enable auditors to issue the customary comfort letters described in clause (ii). The Investment Bank shall have been afforded a period of at least 15 consecutive business days following the date of delivery of such offering memorandum to seek to place the Notes with qualified purchasers thereof; provided that such 15-business day period shall not include the period from and including December 22, 2010 to and including January 3, 2010.

11. The execution and delivery by the Borrower and the Guarantors to the extent required by the Certain Funds Provisions of (i) the Revolving Facility Documentation and, if applicable, the Bridge Facility Documentation, which shall, in each case, be consistent with the Documentation Principles, (ii) customary legal opinions, customary evidence of authorization, and customary officer’s certificates, (iii) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and Guarantors that are material subsidiaries, and (iv) a solvency certificate of the Borrower’s chief financial officer (certifying that, after giving effect to the Transactions, the Borrower and its subsidiaries on a consolidated basis are solvent, in substantially the form delivered in connection with the Existing Credit Agreement).

12. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Facilities, have been paid (which amounts may be offset against the proceeds of the Facilities).

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